Exhibit 5.1

Opinion of Jill Arlene Robbins, Esquire

OPINION AS TO LEGALITY

JILL ARLENE ROBBINS, P.A.

525 93 Street

Surfside, Florida 33154

(305) 531-1174

Facsimile: (305) 531-1274

Email: jillarlene@jarepa.com

July 22, 2010

United States Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Re:  Go Green Directories, Inc.

Ladies and Gentlemen:

The Law Offices of Jill Arlene Robbins, P.A. has acted as special counsel for Go Green Directories, Inc., a Nevada corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 5,100,000 shares of common stock of the Company (the “Registered Shares”) to be offered for sale by the Company’s shareholders under the Securities Act of 1933.  We have examined the Company’s articles of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1.

The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2.

The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value and no shares of Preferred Stock.

3.

The shares of Common Stock currently issued and outstanding are duly authorized and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

4.

All of the Registered Shares are duly authorized and validly issued as fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

This opinion includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “INTERESTS OF NAMED EXPERTS AND COUNSEL” in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Jill Arlene Robbins

__________________________

 JILL ARLENE ROBBINS, ESQUIRE